Exhibit 99.1

Carnival Corporation & plc Names Helen Deeble to Board of Directors,

Announces Quarterly Dividend

MIAMI, July 14, 2016 – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) today announced that on July 13, 2016, Helen Deeble, CEO of P&O Ferries Division Holdings Ltd., has been appointed to the company’s board of directors, effective immediately. The announcement was made following the quarterly meeting of Carnival Corporation’s board of directors held yesterday in Amsterdam.

Deeble, a seasoned executive with over 30 years of experience in retail, shipping, logistics and leisure travel, will serve in a non-executive capacity on Carnival Corporation’s 10-member board of directors. She will also serve on the board-level Health, Environmental, Safety and Security Committee.

“We are very pleased to welcome Helen as an exceptional addition to our board of directors,” said Micky Arison, Carnival Corporation & plc’s chairman. “Helen brings extensive experience from her leadership roles across several industries, including decades of work in the maritime and travel sectors, and valuable time spent in consumer retail. We look forward to working with her closely and gaining insights from her unique perspective as we continue growing demand for our 10 global cruise line brands and delighting our guests with great vacations at an exceptional value.”

Since 2006, Deeble has been CEO of P&O Ferries Division Holdings Ltd., a pan-European shipping and logistics business, following stints as the company’s chief operating officer and chief financial officer starting in 1998. Prior to that, Deeble was chief financial officer for Stena Line UK Ltd., a Swedish-owned ferry operator, and held several financial roles with the retailer Sears plc in the UK. Deeble has served as a non-executive director for the Port of London Authority and The Standard Club since 2014.

There is no other information required to be disclosed pursuant to LR9.6.13R in respect of Deeble.

Following yesterday’s board meeting, Carnival Corporation also announced that it has declared a quarterly dividend of $0.35 per share. The company’s board of directors approved a record date for the quarterly dividend of August 26, 2016, and a payment date of September 16, 2016.

Holders of Carnival Corporation common stock and Carnival plc ADSs will receive the dividend payable in U.S. dollars. The dividend for Carnival plc ordinary shares will be payable in U.S. dollars or sterling. In the absence of instructions or elections to the contrary, holders of Carnival plc ordinary shares will automatically receive the dividend in sterling.

Dividends payable in sterling will be converted from U.S. dollars at the exchange rate quoted by the Bank of England in London at 12 noon on September 1, 2016. Holders of Carnival plc ordinary shares wishing to receive their dividend in U.S. dollars or participate in the Carnival plc Dividend Reinvestment Plan must elect to do so by August 26, 2016.

About Carnival Corporation & plc

Carnival Corporation & plc is the largest leisure travel company in the world, and among the most profitable and financially strong in the industry. With a portfolio of 10 cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Line, Fathom, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships visiting over 700 ports around the world and totaling 225,000 lower berths, with 15 new ships scheduled to be delivered between 2016 and 2020. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P500 and the FTSE 100 indices.

Additional information can be found on www.carnival.com, www.fathom.org, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au, and www.pocruises.com.

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Carnival Corporation Media Contacts:

Roger Frizzell, Carnival Corporation, rfrizzell@carnival.com, (305) 406-7862

Mike Flanagan, LDWWgroup, mike@ldwwgroup.com, (727) 452-4538

Carnival Corporation Investor Relations:

Beth Roberts, Carnival Corporation, eroberts@carnival.com, (305) 599-2600